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                                                                  EXHIBIT 10.12

                              CONSULTING AGREEMENT

        This Agreement is made as of March 23, 1993, by and between William M. Rhoades whose present address is 5765 214th North, Forest Lake, Minnesota 55025 (herein called "RHOADES"), and CASH CAN, INC. whose present address is 1100 North East Loop 410, Suite 900, San Antonio, Texas 78209.

                                   BACKGROUND

        CASH CAN is engaged in the development and commercialization of a collector for empty, used recyclable beverage cans (herein called "THE PROJECT"), and has acquired and will hereafter acquire inventions and confidential information relating to THE PROJECT.

        RHOADES has been hired for or assigned to duties which will include work on or related to THE PROJECT.

        RHOADES: (a) will obtain access to confidential information about THE PROJECT; (b) is expected, in consideration of his or her employment, to utilize the confidential information for the benefit of CASH CAN; and (c) may make inventions and improvements in or relating to THE PROJECT or the business of CASH CAN.

                                   AGREEMENT

        NOW THEREFORE, in consideration of the covenants and agreements contained herein, the parties hereto (intending to be legally bound) have agreed as follows:

                                   ARTICLE I
                              DEFINITION OF TERMS

        The following capitalized terms, when used in this agreement, have the following meanings:

        1.1 "CONFIDENTIAL INFORMATION" means information not generally known about the business of CASH CAN including information relating to new products, research, development, unpublished financial data, business systems, computer programs, marketing, customer lists and customer needs or requirements. Although the term "CONFIDENTIAL INFORMATION" includes trade secrets, it also includes all other information which would not qualify as trade secret but which is not generally known to CASH CAN's competitors. All information disclosed to RHOADES, or to which is marked by CASH CAN as being CONFIDENTIAL INFORMATION, shall be treated to be CONFIDENTIAL INFORMATION.

        1.2 "INVENTIONS" means all discoveries, improvements, and ideas (whether or not protected by patents, trademark registrations, or copyrights).

        1.3 "PATENT PURCHASE AGREEMENT" means that agreement between CASH CAN and Gadar Industries, Inc. of Forest Lake Minnesota, for the transfer of U.S. Patent No. 4,989,507, entered into on March 23, 1993.



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                                   ARTICLE II
                           COMPENSATION AND DURATION

        2.1 For consulting services to be rendered, CASH CAN agrees to pay to RHOADES Three Thousand Dollars ($3,000.00) per month for a period of twenty-four (24) months, and Five Thousand Dollars ($5,000.00) per month for the next following sixty months (60).

        2.2 The payments shall continue until either of the following occurs:

        (a) Gadar Industries, Inc. converts any of its preferred stock in CASH CAN as received pursuant to the PATENT PURCHASE AGREEMENT at which time the payments shall be reduced by a percentage equal to the prorated percentage of stock converted.

        (b) CASH CAN redeems the preferred stock issued to Gadar Industries, Inc., pursuant to the PATENT PURCHASE AGREEMENT or its redemption value of Ten Dollars ($10.00) per share.

        2.3 All travel expenses, pre-approved by CASH CAN, incurred by RHOADES related to this CONSULTING AGREEMENT including those relating to public relations shall be reimbursed by CASH CAN.

                                  ARTICLE III
                         FUTURE INVENTIONS AND PATENTS

        3.1 Except as set forth in Paragraph 3.2 hereof, RHOADES agrees to promptly and fully inform CASH CAN or its designee, in writing, of all INVENTIONS which RHOADES (whether alone or acting with others) may conceive or first reduce to practice during the period of his relationship with CASH
CAN, or any time after termination of his employment if the INVENTION is based upon CONFIDENTIAL INFORMATION.

        3.2 Pursuant to Minnesota Statute 181.78, RHOADES shall retain ownership of any inventions made by him which meet all of the following tests:

        (a) for which no equipment, supplies, facilities or trade secret information of CASH CAN was used;

        (b)     was developed by RHOADES entirely on his own time;

        (c) does not relate directly to the business of CASH CAN or to CASH CAN's actual or demonstrably anticipated research or development; and

        (d)     did not result from any work performed by RHOADES for CASH CAN.

        3.3 RHOADES agrees to give prompt written notice to CASH CAN of the filing by him of any patent or copyright or trademark application filed during their relationship. Such notice shall be accompanied by a copy of the application.

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                                   ARTICLE IV
                         GOVERNING LAW AND ARBITRATION

        4.1 This Agreement is made in the state of Minnesota and shall be governed by the laws of the State of Minnesota.

        4.2 All disputes arising out of or relating to this agreement or its subject matter or its enforcement (including any issues of fraud and enforceability), which disputes are solely between CASH CAN and RHOADES, shall be settled by arbitration to be held in Saint Paul, Minnesota, in accordance with the then existing Commercial Rules of the American Arbitration Association. Pre-hearing discovery shall be permitted in accordance with the then-existing Federal Rules of Civil Procedure. The award of all or a majority of the arbitrators may be entered in any court having jurisdiction (including any state or Federal Court of Minnesota). Either party may, at its election, seek and obtain appropriate injunctions and other court orders by judicial proceedings to prevent the transfer or destruction of documents or other property or to otherwise preserve its rights or any property pending arbitration.

                                   ARTICLE V
                               GENERAL PROVISIONS

        5.1 This agreement shall inure to the benefit of and be binding upon the parties, their heirs, successors and assigns.

        5.2 This agreement along with the Patent Purchase Agreement constitutes the entire understanding between the parties hereto with respect to the consulting agreement relating to THE PROJECT between RHOADES and CASH
CAN. Breach of the Patent Purchase Agreement shall constitute a marked breach of this Consulting Agreement. This agreement can be amended or modified only by a written instrument executed by both parties hereto.

CASH CAN, INC.                             WILLIAM M. RHOADES


/s/ MICHAEL J. KING                        /s/ WILLIAM M. RHOADES
- ---------------------------                ------------------------------
    Michael J. King                            William M. Rhoades